Exhibit 4(k)


                            FLORIDA POWER & LIGHT COMPANY

                         EXCERPTS FROM THE UNANIMOUS CONSENT
                           OF THE FINANCE COMMITTEE OF THE
                        BOARD OF DIRECTORS IN LIEU OF MEETING


                  RESOLVED, that:

                  (i) the securities of the first series to be issued under the Subordinated Indenture dated as of June ___, 1995 (the "Subordinated Indenture") from the Company to The Chase Manhattan Bank (National Association), trustee (the "Subordinated Indenture Trustee") shall be designated "___% Quarterly Income Debt Securities (Subordinated Deferrable Interest Debentures, Due _____)" (the "Debentures"); all capitalized terms used in these resolutions which are not defined herein but are defined in the Subordinated Indenture shall have the meanings set forth in the Subordinated Indenture;

                  (ii) the Debentures shall be limited in aggregate principal amount to $125,000,000 at any time Outstanding;

                  (iii) the Debentures shall mature and the principal shall be due and payable together with all accrued and unpaid interest thereon on ____________________;

                  (iv) the Debentures shall bear interest from the date of original issuance (which is anticipated to be ____________________), at the rate of _____% per annum payable in equal quarterly installments, in arrears, on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date") commencing September 30, 1995. The amount of interest payable for any such period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full calendar month, on the basis of the actual number of days elapsed in such period. Interest on the Debentures will accrue from, and including, the date of original issuance to, and including, the first Interest Payment Date, and thereafter will accrue, from, and excluding, the last Interest Payment Date through which interest has been paid. No interest will accrue on the Debentures with respect to the day on which the Debentures mature. In the event that any Interest Payment Date is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the Interest Payment Date;

                  (v) each installment of interest on a Debenture shall be payable to the Person in whose name such Debenture is registered at the close of business 15 calendar days next preceding the corresponding Interest Payment Date (the "Regular Record Date") for the Debentures. Any installment of interest on the Debentures not punctually paid or duly provided for shall forthwith cease to be payable to the Holders of such Debentures on such Regular Record Date, and may be paid to the Persons in whose name the Debentures are registered at the close of business on a Special Record Date to be fixed by the Subordinated Indenture Trustee for the payment of such Defaulted Interest, notice whereof shall be given to the Holders of the Debentures not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Subordinated Indenture;

                  (vi) the principal and each installment of interest on the Debentures shall be payable at the office or agency of the Company in The City of New York. The Subordinated Indenture Trustee will initially be the Paying Agent and the Registrar for the Debentures;

                  (vii) the Debentures will be redeemable on or prior to February 28, 1997 at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at 108% of the principal amount redeemed plus accrued and unpaid interest, if any, to the Redemption Date; and thereafter at 100% of the principal amount redeemed plus accrued and unpaid interest, if any, to the Redemption Date; provided, however, that none of the Debentures shall be redeemed prior to March 1, 1997, if such redemption is for the purpose, or in anticipation, of refunding such Debentures through the use, directly or indirectly, of funds borrowed by the Company at an effective interest cost to the Company (calculated in accordance with acceptable financial practice) of less than 8.2102% per annum.

                  (viii) the Debentures shall be issuable in denominations of $25 and any integral multiple thereof;

                  (ix) so long as any Debentures are Outstanding, the failure of the Company to pay interest on any Debentures within 60 days after the same becomes due and payable (whether or not payment is prohibited by the provisions of Article Fifteen of the Subordinated Indenture) shall constitute an Event of Default; provided, however, that a valid extension of the interest payment period by the Company as contemplated in Section 312 of the Subordinated Indenture and paragraph (x) of these Resolutions shall not constitute a failure to pay interest for this purpose;

                  (x) pursuant to Section 312 of the Subordinated Indenture, the Company shall have the right, at any time and from time to time during the term of the Debentures, so long as no Event of Default shall have occurred and be continuing to extend the interest payment period of such Debentures to a period not exceeding 20 consecutive quarterly interest payment periods (the "Extended Interest Payment Period"), on the last Business Day of which Extended Interest Payment Period, the Company shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Debentures to the extent permitted by applicable law); provided, that, during such Extended Interest Payment Period, the Company shall not declare or pay any dividend on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its preferred stock (regardless of par value), preference stock or common stock from time to time outstanding, except that the Company may make mandatory sinking fund payments with respect to its 6.84% Preferred Stock, Series Q and 8.625% Preferred Stock, Series R. Prior to the termination of any such Extended Interest Payment Period, the Company may further extend the interest payment period, provided that such Extended Interest Payment Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarterly interest payment periods or extend beyond the Stated Maturity of the Debentures. Upon the termination of any Extended Interest Payment Period and upon the payment of all amounts then due, the Company may elect another Extended Interest Payment Period. No interest during an Extended Interest Payment Period, except at the end thereof, shall be due and payable;

                  (xi) the Company shall give the Holders of the Debentures and the Subordinated Indenture Trustee written notice of its election of such Extended Interest Payment Period prior to the earlier of (i) two Business Days prior to the Regular Record Date for the next Interest Payment Date to occur with respect to such election or (ii) the date the Company is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization of the Regular Record Date or Interest Payment Date. The quarter in which any notice is given pursuant to this paragraph shall constitute one of the 20 quarters which comprise the maximum Extended Interest Payment Period;

                  (xii) the Debentures shall have such other terms and provisions as are provided in the form set forth in Exhibit A hereto, and shall be issued in substantially such form; and

                  (xiii) clause (b) of the first paragraph of Section 1502 of the Subordinated Indenture shall read as follows with respect to the
     Debentures:

                  "(b) subject to the provisions of Section 1503, that (i) a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Indebtedness, or (ii) there shall have occurred a default (other than a default in the payment of principal or interest or other monetary amounts due and payable) in respect of any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), such default shall have continued beyond the period of grace, if any, in respect thereof, and either 90 days shall not have elapsed after the expiration of such grace period or the maturity of such Senior Indebtedness shall have been accelerated because of such default and such acceleration shall not have been rescinded or annulled, and in the cases of subclauses (i) and (ii) of this clause (b), such default shall not have been cured or waived or shall not have ceased to exist, or"; and further

                  RESOLVED, that the Chairman of the Board, the President, any Vice President, the Treasurer or any Assistant Treasurer of the Company are, and each of them is, authorized to establish additional terms of the Debentures in accordance with the Subordinated Indenture and to execute and deliver an Officer's Certificate to the Subordinated Indenture Trustee containing such additional terms or modifying the foregoing terms.